Exhibit 99.1

Mercantile Bank Corporation Reports Strong Third Quarter 2019 Results

Continued strength in core profitability and increased loan originations highlight quarter

GRAND RAPIDS, Mich., October 15, 2019 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $12.6 million, or $0.77 per diluted share, for the third quarter of 2019, compared with net income of $10.1 million, or $0.61 per diluted share, for the respective prior-year period. Net income during the first nine months of 2019 totaled $36.1 million, or $2.20 per diluted share, compared to $30.5 million, or $1.83 per diluted share, during the first nine months of 2018.

Bank owned life insurance claims and a gain on the sale of a former branch facility increased reported net income during the first nine months of 2019 by approximately $3.1 million, or $0.19 per diluted share. Interest income related to purchased loan accounting entries increased net income during the first nine months of 2019 by $0.9 million, or $0.05 per diluted share, and net income during the first nine months of 2018 by $2.7 million, or $0.16 per diluted share. Excluding the impacts of these transactions, diluted earnings per share increased $0.29, or 17.4 percent, during the first nine months of 2019 compared to the respective 2018 period.

“We are very pleased to once again report a quarter of robust operating performance, representing a continuation of the financial trends demonstrated during the first six months of the year,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our sustained strength in core profitability, solid capital position, and healthy commercial loan and residential mortgage loan pipelines give us confidence that the sound financial performance exhibited during the first three quarters of the year will continue in the fourth quarter and beyond.”

Third quarter highlights include:

●	Strong earnings performance and capital position
●	Increased fee income
●	Controlled overhead costs
●	Strong asset quality
●	Annualized net loan growth of approximately 7 percent
●	New commercial term loan originations of $153 million
●	Continued strength in commercial and residential loan pipelines

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $38.3 million during the third quarter of 2019, up $3.7 million, or 10.8 percent, from the prior-year third quarter. Reflecting a higher level of earning assets, net interest income of $31.6 million during the third quarter of 2019 was up $1.8 million, or 5.9 percent, from the third quarter of 2018.

The net interest margin was 3.71 percent in the third quarter of 2019. The yield on average earning assets equaled 4.73 percent during the third quarter of 2019, up from 4.60 percent during the respective 2018 period mainly due to an increased yield on commercial loans. The improved yield on commercial loans primarily reflected the positive impact of higher interest rates on variable-rate commercial loans stemming from the Federal Open Market Committee’s (“FOMC”) raising of the targeted federal funds rate by 25 basis points in both September and December 2018. The impact of these rate increases more than offset the negative impact of lower interest rates on variable-rate commercial loans resulting from the FOMC’s lowering of the targeted federal funds rate by 25 basis points in both July and September 2019. The cost of funds equaled 1.02 percent during the third quarter of 2019, up from 0.73 percent during the prior-year third quarter mainly due to an increased cost of time deposits and a change in funding mix. Increased reliance on more costly wholesale funds during the twelve months ended September 30, 2019, most of which occurred in the fourth quarter of 2018 and January 2019, was necessitated by various funding requirements, including ongoing loan growth and seasonal deposit withdrawals by certain business customers for bonus and tax payments.

Net interest income and the net interest margin during the third quarters of 2019 and 2018, and the first nine months of the current year and prior year, were affected by purchase accounting accretion and amortization associated with fair value measurements. Increases in interest income on loans totaling $0.3 million and $0.4 million were recorded during the third quarters of 2019 and 2018, respectively, and increases of $1.1 million and $3.4 million were recorded during the first nine months of 2019 and 2018, respectively. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance.

Mercantile recorded a $0.7 million provision for loan losses during the third quarter of 2019 compared to a $0.4 million provision during the respective 2018 period. The provision expense recorded during both periods mainly reflected ongoing net loan growth.

Noninterest income during the third quarter of 2019 was $6.7 million, up $2.0 million, or nearly 42 percent, from the prior-year third quarter. The improved level of noninterest income primarily reflected increased mortgage banking activity income stemming from the success of continuing strategic initiatives designed to increase market presence, along with a higher level of refinance activity resulting from a recent decrease in residential mortgage loan interest rates. Increased credit and debit card income, service charges on accounts, and payroll processing fees also contributed to the higher level of noninterest income.

Noninterest expense totaled $22.0 million during the third quarter of 2019, up $0.4 million, or 1.7 percent, from the respective 2018 period. The higher level of expense primarily resulted from increased salary costs, mainly reflecting annual employee merit pay increases, higher mortgage loan originator commissions, and increased stock-based compensation expense.

“We are extremely pleased with the growth in certain key fee income categories, most notably in mortgage banking activity income,” continued Mr. Kaminski. “The significant increase in mortgage banking activity income reflects the success of ongoing strategic initiatives implemented across the organization to boost market penetration, a higher percentage of originated residential mortgage loans being sold, and enhanced refinance activity stemming from a recent decline in residential mortgage loan interest rates. We remain committed to controlling our overhead costs, in large part reflecting the administration of a sustainable business model.”

Balance Sheet

As of September 30, 2019, total assets were $3.71 billion, up $346 million, or 10.3 percent, from December 31, 2018. Total loans and interest-earning deposits increased $180 million and $134 million, respectively, over the same time period. During the twelve months ended September 30, 2019, total loans were up $236 million, or 8.7 percent. Approximately $153 million and $412 million in commercial term loans to new and existing borrowers were originated during the third quarter and first nine months of 2019, respectively, as ongoing sales and relationship-building efforts resulted in increased lending opportunities. As of September 30, 2019, unfunded commitments on commercial construction and development loans totaled approximately $91 million, which are expected to be largely funded over the next 12 to 18 months. The growth in interest-earning deposits mainly stemmed from certain deposit-gathering initiatives and an increase in wholesale funds.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “We are pleased with the increase in net loans during the current quarter, which equated to an annualized growth rate of about 7 percent. The net loan growth realized during the quarter reflected an increase in the commercial portfolio, most notably in the owner-occupied commercial real estate and non-owner occupied commercial real estate segments, along with growth in the residential mortgage loan portfolio. New commercial term loan originations remained strong during the quarter, representing the highest quarterly level since the second quarter of 2016. As evidenced by the solid loan growth during the quarter, our lending team continues to successfully identify new customer relationships and meet the needs of our existing customer base. We have not wavered from our commitment to grow the loan portfolio in a disciplined manner, with a continuing focus on responsible loan pricing and sound asset quality. We remain committed to maintaining the combined commercial and industrial loan and owner-occupied commercial real estate loan portfolio segments at a minimum percentage of total commercial loans. Our commercial loan and residential mortgage loan pipelines remain strong.”

As of September 30, 2019, commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 58 percent of total commercial loans, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at September 30, 2019, were $2.77 billion, up $303 million from December 31, 2018. Local deposits and brokered deposits were up $263 million and $40.2 million, respectively, during the first nine months of 2019. The growth in local deposits was mainly driven by a special time deposit campaign that was introduced mid first quarter and ended in early April, along with increases in business money market accounts and noninterest-bearing checking accounts. The growth in noninterest-bearing checking accounts primarily reflected new commercial loan relationships. Wholesale funds were $517 million, or approximately 16 percent of total funds, as of September 30, 2019, compared to $474 million, or approximately 16 percent of total funds, as of December 31, 2018.

Asset Quality

Nonperforming assets at September 30, 2019, were $2.9 million, or 0.1 percent of total assets, compared to $5.0 million, or 0.2 percent of total assets, at December 31, 2018. The level of past due loans remains nominal, and loan relationships on the internal watch list have remained relatively consistent in number and dollar volume. During the third quarter of 2019, loan charge-offs totaled $0.5 million while recoveries of prior period loan charge-offs equaled $0.2 million, providing for net loan charge-offs of $0.3 million, or an annualized 0.05 percent of average total loans. During the first nine months of 2019, loan charge-offs totaled $0.8 million while recoveries of prior period loan charge-offs equaled $0.4 million, providing for net loan charge-offs of $0.4 million, or an annualized 0.02 percent of average total loans.

Capital Position

Shareholders’ equity totaled $407 million as of September 30, 2019, an increase of $32.0 million from year-end 2018. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.5 percent as of September 30, 2019, compared to 12.3 percent at December 31, 2018. At September 30, 2019, the Bank had approximately $84 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,332,660 total shares outstanding at September 30, 2019.

As part of a $20 million common stock repurchase program announced in May 2019 and instituted in conjunction with the completion of its existing program that was introduced in January 2015 and later expanded in April 2016, Mercantile repurchased approximately 112,000 shares for $3.5 million, or a weighted average all-in cost per share of $31.36, during the third quarter of 2019. During the period of January 2015 through September 2019, Mercantile repurchased approximately 1,390,000 shares for $32.6 million, or a weighted average all-in cost per share of $23.47, under the original and new programs on a combined basis.

Mr. Kaminski concluded, “As a result of our strong financial performance during the first three quarters of 2019, we are well positioned to meet our profitability and growth objectives for the year. The cash dividend program, which includes providing shareholders with a competitive dividend yield on a consistent basis, furthers our commitment to enhancing total shareholder value. We have been able to successfully gain new clients and retain existing customers through our market-leading products and services as well as an emphasis on developing mutually-beneficial relationships. We are excited about the opportunities we believe are available to us to expand our presence in our markets, and we are confident that the demonstrated solid operating performance during the first nine months of the year will continue during the fourth quarter and subsequent periods.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.7 billion and operates 46 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2019	2018	2018
ASSETS
Cash and due from banks	$84,275,000	$64,872,000	$51,824,000
Interest-earning deposits	144,263,000	10,482,000	28,193,000
Total cash and cash equivalents	228,538,000	75,354,000	80,017,000

Securities available for sale	345,533,000	337,366,000	326,531,000
Federal Home Loan Bank stock	18,002,000	16,022,000	11,072,000

Loans	2,933,013,000	2,753,085,000	2,697,417,000
Allowance for loan losses	(24,414,000)	(22,380,000)	(21,692,000)
Loans, net	2,908,599,000	2,730,705,000	2,675,725,000

Premises and equipment, net	54,585,000	48,321,000	48,104,000
Bank owned life insurance	67,993,000	69,647,000	69,628,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	4,237,000	5,561,000	6,038,000
Other assets	33,420,000	31,458,000	33,518,000

Total assets	$3,710,380,000	$3,363,907,000	$3,300,106,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$967,189,000	$889,784,000	$879,442,000
Interest-bearing	1,799,902,000	1,573,924,000	1,629,368,000
Total deposits	2,767,091,000	2,463,708,000	2,508,810,000

Securities sold under agreements to repurchase	103,990,000	103,519,000	112,378,000
Federal Home Loan Bank advances	364,000,000	350,000,000	240,000,000
Subordinated debentures	46,710,000	46,199,000	46,029,000
Accrued interest and other liabilities	21,389,000	25,232,000	13,424,000
Total liabilities	3,303,180,000	2,988,658,000	2,920,641,000

SHAREHOLDERS' EQUITY
Common stock	304,065,000	308,005,000	312,544,000
Retained earnings	98,876,000	75,483,000	80,275,000
Accumulated other comprehensive income/(loss)	4,259,000	(8,239,000)	(13,354,000)
Total shareholders' equity	407,200,000	375,249,000	379,465,000

Total liabilities and shareholders' equity	$3,710,380,000	$3,363,907,000	$3,300,106,000

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
INTEREST INCOME
Loans, including fees	$37,005,000	$32,918,000	$109,559,000	$97,087,000
Investment securities	2,660,000	2,255,000	7,587,000	6,628,000
Other interest-earning assets	651,000	313,000	1,627,000	1,071,000
Total interest income	40,316,000	35,486,000	118,773,000	104,786,000

INTEREST EXPENSE
Deposits	5,573,000	3,574,000	15,906,000	9,921,000
Short-term borrowings	71,000	63,000	244,000	181,000
Federal Home Loan Bank advances	2,257,000	1,201,000	6,751,000	3,134,000
Other borrowed money	810,000	808,000	2,506,000	2,286,000
Total interest expense	8,711,000	5,646,000	25,407,000	15,522,000

Net interest income	31,605,000	29,840,000	93,366,000	89,264,000

Provision for loan losses	700,000	400,000	2,450,000	1,100,000

Net interest income after provision for loan losses	30,905,000	29,440,000	90,916,000	88,164,000

NONINTEREST INCOME
Service charges on accounts	1,185,000	1,127,000	3,406,000	3,259,000
Credit and debit card income	1,547,000	1,378,000	4,397,000	3,955,000
Mortgage banking income	2,889,000	1,235,000	5,291,000	3,115,000
Payroll services	367,000	328,000	1,227,000	1,128,000
Earnings on bank owned life insurance	330,000	318,000	3,567,000	969,000
Other income	358,000	322,000	1,755,000	1,213,000
Total noninterest income	6,676,000	4,708,000	19,643,000	13,639,000

NONINTEREST EXPENSE
Salaries and benefits	13,680,000	12,932,000	39,982,000	38,027,000
Occupancy	1,697,000	1,648,000	5,089,000	5,049,000
Furniture and equipment	629,000	659,000	1,885,000	1,789,000
Data processing costs	2,342,000	2,150,000	6,854,000	6,415,000
Other expense	3,679,000	4,261,000	12,134,000	12,931,000
Total noninterest expense	22,027,000	21,650,000	65,944,000	64,211,000

Income before federal income tax expense	15,554,000	12,498,000	44,615,000	37,592,000

Federal income tax expense	2,954,000	2,375,000	8,476,000	7,142,000

Net Income	$12,600,000	$10,123,000	$36,139,000	$30,450,000

Basic earnings per share	$0.77	$0.61	$2.20	$1.83
Diluted earnings per share	$0.77	$0.61	$2.20	$1.83

Average basic shares outstanding	16,390,203	16,611,411	16,415,843	16,602,701
Average diluted shares outstanding	16,393,078	16,619,295	16,420,845	16,610,544

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2019	2019	2019	2018	2018
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2019	2018
EARNINGS
Net interest income	$31,605	31,116	30,645	30,818	29,840	93,366	89,264
Provision for loan losses	$700	900	850	0	400	2,450	1,100
Noninterest income	$6,676	6,334	6,632	5,370	4,708	19,643	13,639
Noninterest expense	$22,027	22,087	21,830	21,958	21,650	65,944	64,211
Net income before federal income tax expense	$15,554	14,463	14,597	14,230	12,498	44,615	37,592
Net income	$12,600	11,715	11,824	11,573	10,123	36,139	30,450
Basic earnings per share	$0.77	0.71	0.72	0.70	0.61	2.20	1.83
Diluted earnings per share	$0.77	0.71	0.72	0.70	0.61	2.20	1.83
Average basic shares outstanding	16,390,203	16,428,187	16,429,571	16,594,412	16,611,411	16,415,843	16,602,701
Average diluted shares outstanding	16,393,078	16,434,714	16,435,176	16,600,108	16,619,295	16,420,845	16,610,544

PERFORMANCE RATIOS
Return on average assets	1.38%	1.33%	1.39%	1.39%	1.22%	1.37%	1.25%
Return on average equity	12.39%	12.08%	12.75%	12.40%	10.64%	12.40%	10.97%
Net interest margin (fully tax-equivalent)	3.71%	3.79%	3.88%	3.98%	3.87%	3.79%	3.95%
Efficiency ratio	57.54%	58.98%	58.56%	60.68%	62.67%	58.40%	62.40%
Full-time equivalent employees	624	652	631	630	637	624	637

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	5.06%	5.18%	5.21%	5.08%	4.91%	5.15%	4.99%
Yield on securities	2.99%	2.85%	2.82%	2.80%	2.70%	2.89%	2.65%
Yield on other interest-earning assets	2.15%	2.38%	2.40%	2.20%	1.98%	2.32%	1.73%
Yield on total earning assets	4.73%	4.85%	4.89%	4.80%	4.60%	4.82%	4.63%
Yield on total assets	4.42%	4.53%	4.56%	4.46%	4.28%	4.50%	4.31%
Cost of deposits	0.83%	0.85%	0.77%	0.63%	0.56%	0.82%	0.53%
Cost of borrowed funds	2.35%	2.40%	2.43%	2.22%	2.14%	2.39%	2.00%
Cost of interest-bearing liabilities	1.52%	1.55%	1.47%	1.26%	1.11%	1.52%	1.02%
Cost of funds (total earning assets)	1.02%	1.06%	1.01%	0.82%	0.73%	1.03%	0.68%
Cost of funds (total assets)	0.95%	0.99%	0.94%	0.76%	0.68%	0.96%	0.64%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$327	569	211	603	386	1,107	3,434
Trust preferred - increase interest expense	$171	171	171	171	171	513	513
Core deposit intangible - increase overhead	$397	450	477	477	477	1,324	1,563

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$132,852	80,205	44,932	44,448	66,829	257,989	169,798
Purchase mortgage loans originated	$61,839	41,986	29,891	29,729	47,704	133,716	114,080
Refinance mortgage loans originated	$71,013	38,219	15,041	14,719	19,125	124,273	55,718
Total mortgage loans sold	$104,890	49,396	21,502	21,805	30,713	175,788	74,640
Net gain on sale of mortgage loans	$2,886	1,419	698	829	1,116	5,003	2,696

CAPITAL
Tangible equity to tangible assets	9.67%	9.82%	9.41%	9.68%	9.98%	9.67%	9.98%
Tier 1 leverage capital ratio	11.08%	11.17%	11.16%	11.41%	11.76%	11.08%	11.76%
Common equity risk-based capital ratio	10.54%	10.47%	10.46%	10.41%	10.93%	10.54%	10.93%
Tier 1 risk-based capital ratio	11.88%	11.82%	11.84%	11.80%	12.35%	11.88%	12.35%
Total risk-based capital ratio	12.61%	12.55%	12.56%	12.50%	13.05%	12.61%	13.05%
Tier 1 capital	$395,010	388,788	379,334	373,721	382,829	395,010	382,829
Tier 1 plus tier 2 capital	$419,424	412,841	402,469	396,102	404,521	419,424	404,521
Total risk-weighted assets	$3,325,217	3,289,958	3,204,295	3,167,655	3,100,158	3,325,217	3,100,158
Book value per common share	$24.93	24.34	23.37	22.70	22.84	24.93	22.84
Tangible book value per common share	$21.64	21.05	20.05	19.37	19.50	21.64	19.50
Cash dividend per common share	$0.27	0.26	0.26	1.00	0.24	0.79	0.68

ASSET QUALITY
Gross loan charge-offs	$519	78	174	354	169	771	1,096
Recoveries	$180	96	79	1,042	294	355	2,187
Net loan charge-offs (recoveries)	$339	(18)	95	(688)	(125)	416	(1,091)
Net loan charge-offs to average loans	0.05%	(0.01% )	0.01%	(0.10% )	(0.02% )	0.02%	(0.06% )
Allowance for loan losses	$24,414	24,053	23,135	22,380	21,692	24,414	21,692
Allowance to originated loans	0.88%	0.89%	0.89%	0.88%	0.88%	0.88%	0.88%
Nonperforming loans	$2,644	3,505	4,138	4,141	4,852	2,644	4,852
Other real estate/repossessed assets	$243	446	396	811	948	243	948
Nonperforming loans to total loans	0.09%	0.12%	0.15%	0.15%	0.18%	0.09%	0.18%
Nonperforming assets to total assets	0.08%	0.11%	0.13%	0.15%	0.18%	0.08%	0.18%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$32	33	45	0	0	32	0
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$2,576	3,225	3,404	3,555	3,908	2,576	3,908
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$240	642	791	1,363	1,543	240	1,543
Non-owner occupied	$26	26	62	0	0	26	0
Non-real estate:
Commercial assets	$0	2	207	17	331	0	331
Consumer assets	$13	23	25	17	18	13	18
Total nonperforming assets	2,887	3,951	4,534	4,952	5,800	2,887	5,800

NONPERFORMING ASSETS - RECON
Beginning balance	$3,951	4,534	4,952	5,800	5,807	4,952	9,403
Additions - originated loans/former branch	$339	26	539	1,247	999	904	2,725
Merger-related activity	$57	34	0	0	5	91	51
Return to performing status	$(126)	0	0	0	0	(126)	(175)
Principal payments	$(1,014)	(512)	(382)	(1,836)	(857)	(1,908)	(3,192)
Sale proceeds	$(253)	(74)	(429)	(128)	(147)	(756)	(2,253)
Loan charge-offs	$(59)	(36)	(146)	(57)	(3)	(241)	(650)
Valuation write-downs	$(8)	(21)	0	(74)	(4)	(29)	(109)
Ending balance	$2,887	3,951	4,534	4,952	5,800	2,887	5,800

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$882,747	881,196	839,207	822,723	818,113	882,747	818,113
Land development & construction	$48,418	45,158	45,892	44,885	39,396	48,418	39,396
Owner occupied comm'l R/E	$567,267	556,868	551,517	548,619	542,730	567,267	542,730
Non-owner occupied comm'l R/E	$883,079	852,844	835,679	816,282	811,767	883,079	811,767
Multi-family & residential rental	$126,855	128,489	127,903	127,597	94,101	126,855	94,101
Total commercial	$2,508,366	2,464,555	2,400,198	2,360,106	2,306,107	2,508,366	2,306,107
Retail:
1-4 family mortgages	$346,095	335,618	316,315	307,540	301,765	346,095	301,765
Home equity & other consumer	$78,552	81,320	83,126	85,439	89,545	78,552	89,545
Total retail	$424,647	416,938	399,441	392,979	391,310	424,647	391,310
Total loans	$2,933,013	2,881,493	2,799,639	2,753,085	2,697,417	2,933,013	2,697,417

END OF PERIOD BALANCES
Loans	$2,933,013	2,881,493	2,799,639	2,753,085	2,697,417	2,933,013	2,697,417
Securities	$363,535	365,926	355,878	353,388	337,603	363,535	337,603
Other interest-earning assets	$144,263	92,750	168,572	10,482	28,193	144,263	28,193
Total earning assets (before allowance)	$3,440,811	3,340,169	3,324,089	3,116,955	3,063,213	3,440,811	3,063,213
Total assets	$3,710,380	3,576,139	3,551,754	3,363,907	3,300,106	3,710,380	3,300,106
Noninterest-bearing deposits	$967,189	918,581	857,734	889,784	879,442	967,189	879,442
Interest-bearing deposits	$1,799,902	1,700,628	1,753,240	1,573,924	1,629,368	1,799,902	1,629,368
Total deposits	$2,767,091	2,619,209	2,610,974	2,463,708	2,508,810	2,767,091	2,508,810
Total borrowed funds	$517,523	543,098	544,566	513,220	401,575	517,523	401,575
Total interest-bearing liabilities	$2,317,425	2,243,726	2,297,806	2,087,144	2,030,943	2,317,425	2,030,943
Shareholders' equity	$407,200	400,117	383,729	375,249	379,465	407,200	379,465

AVERAGE BALANCES
Loans	$2,903,161	2,848,343	2,787,430	2,706,617	2,658,092	2,846,735	2,602,718
Securities	$363,394	357,718	354,459	343,597	342,593	358,557	343,983
Other interest-earning assets	$118,314	94,616	67,915	30,564	61,810	93,800	82,700
Total earning assets (before allowance)	$3,384,869	3,300,677	3,209,804	3,080,778	3,062,495	3,299,092	3,029,401
Total assets	$3,622,168	3,529,598	3,441,774	3,312,648	3,295,129	3,531,841	3,259,153
Noninterest-bearing deposits	$930,851	875,645	852,247	905,065	893,181	886,536	849,337
Interest-bearing deposits	$1,741,563	1,719,433	1,668,563	1,579,632	1,628,346	1,710,120	1,651,186
Total deposits	$2,672,414	2,595,078	2,520,810	2,484,697	2,521,527	2,596,656	2,500,523
Total borrowed funds	$529,590	530,802	532,864	434,365	383,830	531,073	375,307
Total interest-bearing liabilities	$2,271,153	2,250,235	2,201,427	2,013,997	2,012,176	2,241,193	2,026,493
Shareholders' equity	$403,350	389,133	376,103	370,175	377,574	389,628	371,005